Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2015, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries (the “Company”), with respect to the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal year ended December 26, 2014, which appears in the Annual Report on Form 10-K of the Company for the fiscal year ended December 30, 2016.

/s/ Deloitte & Touche LLP

San Jose, California

January 5, 2018